Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-07255, 333-30324 and 333-118312) of Chesapeake Energy Corporation of our report dated June 28, 2007 relating to the financial statements of the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Tulsa, Oklahoma
June 28, 2007